May 4, 2022

PulteGroup, Inc.
3350 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326

Re: PulteGroup, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President and Deputy General Counsel of PulteGroup, Inc., a Michigan corporation (the “Company”). As such, I am familiar with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 11,800,000 common shares, par value $0.01 per share, of the Company (the “Registered Shares”) that may be issued pursuant to the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan”), and the Series A Junior Participating Preferred Share Purchase Rights of the Company associated therewith (the “Registered Rights”). The terms of the Registered Rights are set forth in the Amended and Restated Section 382 Rights Agreement, dated March 18, 2010 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent, as amended.

I am familiar with and have examined the Registration Statement, the Company’s Restated Articles of Incorporation, as amended, the Rights Agreement, the resolutions adopted by the Company’s Board of Directors relating to the Registration Statement and the Plan, the proposal adopted by the shareholders of the Company approving the Plan at the Company’s 2022 Annual Meeting of Shareholders and such other documents, records and certificates as I have deemed necessary as a basis for this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, I am of the opinion that:

1. Each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such Registered Share as contemplated by the Plan, and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Registered Share is uncertificated, valid book entry notations will have been made in the share register of the Company.

2. The Registered Right associated with each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1 above, and (iii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement.

This letter is limited to the Michigan Business Corporation Act.

I hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Ellen Padesky Maturen

Ellen Padesky Maturen
Vice President
Deputy General Counsel